EXHIBIT 21.1

                       LIST OF SUBSIDIARIES OF REGISTRANT

Astra Entertainment Group, LLC
Spyglass Entertainment Group GmbH (in formation)

Spyglass Entertainment Group, LP

Spyglass Development, LLC

East West Productions, LLC
Irish Count Productions, LLC
Jump Shot Productions, LLC
Triple Threat Productions, LLC
Sugar Mountain Productions, LLC
Claire Music Publishing, LLC
TRD Music Publishing, LLC
Inferno Productions, LLC
Specialized Leasing, LLC